REI Capital Income LLC

a Delaware limited liability company

970 Summer Street, Stamford, CT 06905

Sponsored by
REI Capital Management, LLC

As filed with the Securities and Exchange Commission on February 2, 2023

AMENDED Preliminary* Offering Circular

*After Filing, Before Qualification 230.254

REI Capital Income LLC, “REICI”, a Delaware limited liability company, makes this Offering statement (the “Offering”) pursuant to Regulation A+, Form 1-A, filed with the Securities and Exchange Commission. REI Capital Income LLC is an “Emerging Growth Company” and as a “Smaller Reporting Company” both as defined in the Securities Act of 1933.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of this Offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

We are offering 750,000 digitized bond securities of the Company (“REICI Bonds”, or “Bonds” – refer to Section 4, herein), having a coupon of 7% over a term of 15 years (the “Offering”) through our Manager, REI Capital Management, LLC. Purchasers become Bondholders in REICI upon acceptance by our Manager. The Manager reserves the right to accept or reject any subscription and require a minimum investment amount or limit the maximum investment amount. Currently, the initial limit minimum is $500.00. The Manager may or may not raise the maximum dollar amount during the lifetime of REICI. See: “REICI BONDS” for the full description. When a subscription has been accepted, all subscription payments are available to REICI to make “First Lien” notes, secured by U.S. Commercial Real Estate or for working capital. There are no provisions for return of funds once a subscription has been accepted. No commissions or finders fees will be paid. This Offering terminates after the Maximum Dollar Amount of this Offering has been received. For the description of Risk Factors, please refer to Section 2, herein. Sale to the Public shall commence upon qualification of this Offering by the Commission.

Common Bonds	Price to Investors		Sellers’ Commissions		Proceeds to the Fund
Per REICI Bond		$100.00		$0.00		$100.00
Minimum Dollar Amount	$	N/A	$	N/A	$	N/A
Maximum Dollar Amount		$75,000,000		$0.00		$75,000,000

Offering Summary

REICI is hereby offering to Investors an opportunity to purchase Non-voting REICI Bonds (“REICI Bonds”) as a “Digital Securities Offering” (“DSO”).

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering Circular. This Offering Circular, together with the exhibits attached including, but not limited to, the Limited Liability Company Operating Agreement of REICI (the “Operating Agreement”), a copy of which is attached hereto as Exhibit B, should be read in their entirety before any investment decision is made. All capitalized terms used herein, but not defined herein, shall have the meaning ascribed to them in the Operating Agreement. If there is a conflict between the terms contained in this Offering Circular and the Operating Agreement, then this Offering Circular shall prevail.

See: “RISK FACTORS”. Some of our Risk Factors include:

●	REICI is an emerging growth company as defined in 17 CFR § 230.405 with a limited operating history.

●	Bondholders will have limited control in our REICI with no voting rights. The Manager will manage the day-to-day operations of REICI.

●	We expect to require additional financing, such as bank loans or private bonds, outside of this offering in order for our operations to be successful.

●	REICI has not currently made any loans. Accordingly, we have not yet implemented any revenue-generating activities and as such have not generated any revenue since inception.

●	Our offering price is arbitrary and does not reflect the current book value of our REICI Bonds.

●	Loans secured by real estate and real estate related assets are speculative. There can be no guarantee that any particular loan will be profitable to the extent anticipated. Poor performance by a few of the loans made by REICI could significantly affect the ability of REICI to meet its obligations to Investors

Who is eligible to invest?

Only persons of adequate financial means who have no need for present liquidity with respect to this investment should consider purchasing REICI Bonds. This Offering is intended to be a private offering that is exempt from registration under the 1933 Act under Regulation A, and exempt from applicable State and foreign securities laws. On a worldwide basis, this Offering is open to Accredited Investors (defined in Rule 501 of Regulation D), and to persons who are not Accredited Investors who can to invest up to 5% of their annual income or net worth when their net worth is below $100,000, and up to 10% of their income or net worth if their net worth is above $100,000 with a maximum investment of $100,000 for persons who are not Accredited Investors. The Manager reserves the right to accept investments. See: “Plan of Distribution”.

Business Description

REICI will make non-consumer loans on commercial real estate in target markets throughout the United States using the two lending models most familiar to the commercial real estate market: Mortgage Debt Lending and Asset Based Lending. All loans made by REICI will be made for the acquisition or refinance of specific commercial real estate properties and secured with a first lien, first mortgage, or first deed of trust. Each such loan will be collateralized only by the specific commercial real estate property for which the loan is made. All commercial real estate collateral will be strategically identified in targeted markets.

REICI will additionally make loans on established commercial real estate portfolios that are collateralized by the entire portfolio and assets of the Borrower, which loans will be required to have a first lien against all collateral provided.

REICI

REI Capital Income LLC (“REICI”), is a Delaware limited liability company located at 970 Summer St. Stamford, CT 06905 USA.

The Manager

REI Capital Management LLC (the “Manager” or “REICM”) is a Delaware limited liability company located at 970 Summer St. Stamford, CT 06905 USA. The Manager will manage REICI. The Manager will receive an Administration Fee. The Manager will also receive Fees from Affiliates.

Becoming a Bondholder

Upon deposit of an Investor’s accepted subscription into the REICI’s bank account and issuance of REICI Bonds (“REICI Bonds”) to that subscribing Investor, such Investor will become a Bondholder of REICI and an account will be established for such Bondholder on the books and records of REICI. See “PLAN OF DISTRIBUTION”. See “BONDS ARE A DIGITAL SECURITY ASSET”.

The REICI’s Manager has developed its own “REICM Global Retail Investor Portal” (GRIP) which is an investor portal specifically designed to provide investors a secure, user-friendly means to interact with and manage their investment. Each Bond is a Digital Asset Security in the Custody of the Transfer Agent and accessible to the Investor through the REICM Global Retail Investor Portal (GRIP). Each Bond is issued by REICI as a Digital Asset Security created on the Blockchain by the Transfer Agent. All Bonds owned by the Investor are held in a keyless digital wallet created by Vertalo for each Investor. Each Investor has access to their digital wallet through the REICM Global Retail Investor Portal, When and if a secondary market develops for the Bonds, each Investor will have control over their Bonds and will be able to initiate secondary market trades by logging into their account through the REICM Global Retail Investor Portal. Every secondary market trade will be facilitated through the Transfer Agent. The REICM Global Retail Investor Portal gives each Investor the familiar experience of logging into a web portal with a registered email address and password.

Transfer Agent

As of the date of this offering circular, we have contracted with Vertalo, an SEC Registered Transfer Agent. As the Custodian of the Bonds, Vertalo will maintain the shareholder registry for all Bonds issued by REICI.

Vertalo is connected to the REICM Global Retail Investor Portal using secure application programming interface (“API”) connections. In this way, Vertalo performs its responsibilities to collect the Investor information necessary to maintain each Investor’s account on behalf of the Investor and REICI. Vertalo automatically creates for each Investor an account which can be accessed by the Investor using their ID and password through the REICM Global Retail Investor Portal” (GRIP). Vertalo maintains all Investor data on its own secure private server and, secondarily, by use of Blockchain Technology1. Using that technology, Vertalo has developed its private blockchain in order to facilitate secondary market trading, should such trading develop. REICI also maintains a mirror record of all Investor information and this record is created simultaneously with the record created and maintained by Vertalo.

REICI Bonds

●	Each bond will have a one hundred dollar (USD$100) face value;

●	The Investor will receive one Digital Asset Security for each one hundred dollar (USD$100) bond purchased;

●	One hundred dollar (USD$100) is the initial price of the DSOs that will be issued;

●	Represent a full and unconditional obligation of the Company;

●	The Bonds have a Coupon Rate of seven percent (7%) per annum;

●	Investors will receive annual interest at a five and one half percent (5.5%) (the “Pay Rate”);

●	REICI will make quarterly Pay Rate Interest Payments;

●	Investors will accrete one and one half percent (1.5%) interest to the face value of the Bonds, which amount will earn interest beginning the period following accretion;

●	The Bonds are Interest Only, non-amortizing bonds;

●	Interest will be calculated based upon a three hundred sixty (360) day year or twelve (12) equal monthly periods;

●	The Bonds have a fifteen (15) year term;

●	The Total Annualized Yield of the Bonds, if held to maturity, is 8.12%;

●	The principal outstanding with all accrued interest of the Bonds may be prepaid in their entirety or in part at any time without penalty; and

●	Bond payments will be generated and obligations secured by the full collateralized loan portfolio of the Company.

[1]	“Blockchain Technology” refers to a distributed database or ledger that is shared among the nodes of a computer network. As a database, a blockchain stores information electronically in digital format. A blockchain structures its data into chunks (blocks) that are irreversibly strung together. This data structure inherently makes an immutable timeline of data when it is implemented in a decentralized, distributed database or ledger shared among the nodes of a computer network. The innovation of Blockchain Technology is that it provides a very high degree of fidelity and security of a record of data.

Investors may execute subscription documents at any time, subject to acceptance by the Manager. The purchase of REICI Bonds will become effective as an investment in REICI only at the Manager’s acceptance of the subscription and associated deposit of an Investor’s money into REICI’s subscription account (the “Effective Date”). See: “REICI BONDS” Section 4.

Secondary Trading

A Bondholder may trade or sell his REICI Bonds provided that Bondholder has been able to identify a buyer for his REICI Bonds acceptable to REICI. See: “REICI BONDS”, Section 4.

REICI Bonds are Digital Asset Securities

Investor ownership of a Bond is represented by a unique Digital Asset Security issued by the REICI using blockchain technology and is fully compliant with U.S. law and securities regulations. Each Digital Asset Security is programmed to include all necessary contractual elements of this Offering and the record ownership of each Bond. (SEE Bonds Are Digital Asset Securities. Section 5.

Each REICI Bond will be valued according to the schedule attached as Exhibit E hereto.

Financial Reporting

REICI is an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933/ See: “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION”. REICI will use the accrual basis of accounting and shall prepare its financial statements in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”).

REICI intends to prepare and issue a minimum of quarterly financial reports to investors. The Manager shall cause REICI to have its financial statements audited on an annual basis by a qualified Certified Public Accountant. These quarterly and audited annual financial statements shall be made available to Investors.

Management

Management shall be vested in a board of managers of REICI (the “Board”), except to the extent otherwise provided in this Agreement. The Bondholders intend and agree that the Board is for all purposes the “manager” of REICI as defined in the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 ACT” or the “Securities Act”). The Board shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes of REICI as set forth in this Agreement, except to the extent otherwise provided in this Agreement. The Board may delegate any of its powers or authority pursuant to this Agreement to any Person or group of individuals, including the Officers, provided, that no such delegation shall cause the Board to cease to be the “manager” of REICI within the meaning of the Act. The Board hereby delegates its powers or authority pursuant to this Agreement to the Manager. The Manager will serve as manager for an indefinite term, but the Manager may be removed by the Board at any time, or may choose to withdraw as manager, under certain circumstances.

REICI Income

REICI will primarily derive its income by charging Borrowers points for loan origination and offering a loan interest rate that is fifty (50) to one hundred (100) basis points higher than the Pay Rate obligation to Bondholders.

REICI Expenses

REICI Expenses shall include, but are not limited to, the following: REICI organizational costs, CPA related costs for tax return preparation, financial statement preparation and/or audits, legal fees and costs, filings, licensing or other governmental fees, other third party audits, loan servicing costs, Company administration costs, costs associated with any Mortgage or Credit Facility origination and filings, and any other expenses associated with the operation of REICI.

At the discretion of the Manager, REICI may incur fees to eligible third parties for raising capital on its behalf. Any such fees shall be borne by REICI as part of REICI Expenses.

The Manager and or its Affiliates shall be reimbursed for all reasonable out-of-pocket expenses incurred on behalf of REICI, which shall be considered REICI Expenses.

REICI Administration

REICI will be administered by REI Capital Management, LLC (“REICM” or the “Manager”). A company administration fee will be paid to REICM calculated on a 360 day annual basis, payable quarterly in arrears, at an annual rate of one percent (1.0%) of Assets under Management (“AUM”).

Term

REICI is an open-ended “evergreen” fund with no fixed termination date. The Manager expects to acquire REICI Assets on a regular and ongoing basis and will continue to do so indefinitely until the Manager believes market conditions do not justify doing so.

REICI Bonds Have No 30% Withholding Tax Requirement for non-US Investors

REICI has been designed to attract global investors. By structuring REICG Bonds to comply with the Portfolio Debt Exemption rules as stated in the IRC, Bond interest payments are expected to be exempt from the thirty percent (30%) U.S. withholding tax applicable to Non-U.S. persons. See: IRC Title 26 U.S. Code §871(h) Portfolio Debt Exemption, described further in this Memorandum under Description of the Business

Leverage Policy

Across its loan portfolio, REICI will maintain an average LTV of sixty-five percent (65%), where the “value” is the acquisition price of a commercial real estate property supported by an appraisal as noted. LTV is the ratio calculated by dividing the amount borrowed by the smaller of the acquisition’s (i) appraised value or (ii) purchase price. The balance of the capital required for acquisitions will be provided from the Borrower’s funds and constitutes the Borrower’s equity in the acquired property. Maintaining an average LTV of sixty-five percent (65%) requires the REICI borrower to have more equity, more “skin in the game”, than typically required by financial institutions in the market where commercial real estate loans are often made at the higher LTV of seventy-five percent (75%).

At the Manager’s discretion, as approved by the Board, the Manager may from time to time modify REICI’s Leverage policy. The Leverage limit may not exceed that established by the Leverage policy, unless any excess over such level is approved by the Board.

Corporate Structure of REICI

REI Capital Income LLC (“REICI” or the “Company”) is organized as a Delaware limited liability company. REICI will use Offering Circular under Regulation A for an exempt offering under federal and state law.

2 Risk Factors

Investors in REICI should be particularly aware of the inherent risks associated with our business. As of the date of this filing our management is aware of the following material risks.

General Risks Related to Our Business

We will only recently have commenced operations, which makes an evaluation of us extremely difficult. At this stage of our business operations, even with our good faith efforts, we may never become profitable or generate any significant amount of revenues, thus potential investors have a high probability of losing their investment.

We were organized in July 2020 and have not yet started operations. As a result of our start-up operations we have; (i) generated no revenues, (ii) will accumulate deficits due to organizational and start-up activities, business plan development, and professional fees since we organized. There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including our ability to raise adequate working capital, availability of properties for purchase, the level of our competition and our ability to attract and maintain key management and employees.

Our Manager will have complete control over REICI and will therefore make all decisions of which Bondholders will have no control.

REI Capital Management LLC, our Manager, shall make certain decisions without input by the Bondholders. Such decisions may pertain to employment decisions, including our Manager’s compensation arrangements, the appointment of other officers and managers, and whether to enter into material transactions with related parties.

An investment in the Bonds is highly illiquid. You may never be able to sell or otherwise dispose of your Bonds.

Since there is no public trading market for our Bonds, you may never be able to liquidate your investment or otherwise dispose of your Bonds. REICI does not currently have a Redemption Plan and there is no guarantee that REICI will ever redeem or “buy back” your Bonds.(See: “REICI BONDS”).

Our Business depends on Key Personnel.

We are significantly dependent on Alan Blair. The loss or unavailability of his services would have an adverse effect on our business, operations and prospects in that we may not be able to obtain new management under the same financial arrangements, which could result in a loss of your investment.

General Risks Related to Commercial Real Estate Lending and the Real Estate Business

The profitability of loans is uncertain.

The Manager anticipates that revenues will be sufficient to create net profits for REICI. However, there can be no assurance that revenues will be sufficient for such purpose. Although the Manager believes in the economic viability of each loan to be made by REICI, there can be no guarantee that any particular loan will be profitable to the extent anticipated. Poor performance by a few of the loans made by REICI could significantly affect the ability of REICI to meet its obligations to Investors.

No Guaranteed Return of Investor’s Capital Contributions.

The investments offered hereby are speculative and involve a high degree of risk. There can be no guarantee that an Investor will receive the coupon promised, or that the Investor will not lose the entire investment. For this reason, each prospective Investor should read this Offering Circular and all documents in the Subscription Booklet carefully and should consult with his, her, or its own legal counsel, accountant(s), or business advisor(s) prior to making any investment decision.

Risks Related to Real Estate Lending, Risk to payment of REICI Coupon.

REICI will be subject to the risks that generally relate to the commercial real estate market and to making loans collateralized by commercial real estate. Real estate historically has experienced significant fluctuations and performance cycles that may result in reductions in the value of any particular loan made by REICI or in the value of REICI’s commercial real estate loan portfolio. The performance and value of its loan assets once originated or acquired depends upon many factors beyond REICI’s control. The ultimate performance and value of REICI’s loan assets will be subject to the varying degrees of risk generally incident to the ownership and operation of the properties and assets that collateralize or support the REICI loans.

The ultimate performance and value of REICI’s loan assets will depend in large part upon REICI’s ability to underwrite and make loans for which the underlying commercial real estate has and continues to have sufficient cash flow to satisfy the loan servicing obligations of the Borrower. To meet the obligations of the loan, the cash flow of the collateral property must be in the amount necessary to pay the interest and principal due to REICI and otherwise meet the terms and conditions of the REICI loan. The ability of any Borrower to meet the terms and conditions of the REICI loan and pay the interest and principal due to the REICI may be adversely affected by: changes in national or local economic conditions; changes in local real estate market conditions due to changes in national or local economic conditions or changes in local property market characteristics, including, but not limited to, changes in the supply of and demand for competing properties within a particular local property market; competition from other properties offering the same or similar services; changes in interest rates and the credit markets, which may affect the ability to make loans and provide financing to Borrowers and the value of investments; the ongoing need for capital improvements, particularly in older building structures; changes in real estate tax rates and other operating expenses; changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes, and other natural disasters, acts of war or terrorism, which may decrease the availability of or increase the cost of insurance or result in uninsured losses; changes in governmental rules and fiscal policies, which may result in adverse tax consequences, unforeseen increases in operating expenses generally or increases in the cost of borrowing; decreases in consumer confidence; government taking investments by eminent domain; various uninsured or uninsurable risks; the bankruptcy or liquidation of major tenants; adverse changes in zoning laws; the impact of present or future environmental legislation and compliance with environmental laws; and the impact of lawsuits, which could cause REICI to incur significant legal expenses.

The performance of REICI’s loans depends upon the Borrower’s ability to operate its commercial property in a manner sufficient to meet the commitments associated with the property, including its debt service to REICI and maintaining or increasing revenues in excess of operating expenses or, in the case of real property leased to a single lessee, the ability of the lessee to make rental payments, in order to ensure the underlying value of the collateral supporting REICI’s loan(s). The revenues of any collateralized property may be adversely affected by changes in national or international economic conditions; changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics; the financial condition of tenants, buyers, and sellers of properties; competition from other properties offering the same or similar services; changes in interest rates and in the availability, cost, and terms of commercial real estate loans; the impact of present or future environmental legislation and compliance with environmental laws; the ongoing need for capital improvements (particularly in older structures); changes in real estate tax rates and other operating expenses; adverse changes in governmental rules and fiscal policies; civil unrest; acts of God, including earthquakes, hurricanes, and other natural disasters; acts of war; acts of terrorism (any of which may result in uninsured losses); adverse changes in zoning laws; and other factors that are beyond the control of the real property owners and REICI. In the event that any of the properties collateralizing REICI loans experience any of the foregoing events or occurrences, the ability of the Borrower to pay the interest and principal on any loan could and/or would be negatively impacted and the underlying value of the collateral available to and securing REICI’s loan(s) may be insufficient to completely mitigate REICI’s exposure to credit and financial risk.

This offering is a blind pool offering, and therefore, Bondholders will not have the opportunity to evaluate some of our loans before we make them, which makes investments more speculative.

We will seek to make loans of substantially all of the net offering proceeds from this Offering, after the payment of fees and expenses, collateralized by interests in multi-tenant commercial real estate assets. However, because, as of the date of this prospectus, we have not identified the loans we expect to make and because our Bondholders will be unable to evaluate the economic merit of loans before we make them, Bondholders will have to rely on the ability of our Manager to select suitable and successful loan opportunities. These factors increase the risk that could significantly affect the ability of REICI to meet its obligations to Investors.

Risks Related to Illiquidity.

Although it is expected that REICI’s loan originations and refinancing will generate current income, there is no guarantee that such will occur and changes in the interest rate market, economic conditions, and the illiquidity commonly associated with real estate investments may limit REICI’s ability to maintain, recover, or liquidate its portfolio of loans in response to changes in economic and other conditions. Illiquidity may result from the absence of an established market for investments, as well as the legal or contractual restrictions on their resale. In addition, illiquidity may result from a decline in value of properties comprising security for REICI’s loans. There can be no assurances that the fair market value of any loans held by REICI will not decrease in the future, leaving REICI’s Bonds relatively illiquid. Furthermore, although the Manager expects that REICI’s Loans will be disposed of prior to dissolution, REICI may have to sell, distribute, or otherwise dispose of its loans at a disadvantageous time as a result of dissolution.

Risks Related to Usury.

State and federal usury laws limit the interest that lenders are entitled to receive on loans. Statutes differ in their provision as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest above the applicable limit or imposes a specified penalty. Under this statutory scheme, the Borrower may have the recorded mortgage or deed of trust canceled upon paying its debt with lawful interest, or the lender may foreclose, but only for the debt plus lawful interest. Under a second, more severe type of statute, a violation of the usury law results in the invalidation of the transaction, thereby permitting the Borrower to have the recorded mortgage or deed of trust canceled without any payment and prohibiting the lender from foreclosing.

Transactions originated or acquired by the Manager may be subject to state usury laws imposing maximum interest charges and possible penalties for violation, including restitution of excess interest and unenforceability of debt. The Manager intends to originate or acquire loans that charge various rates of interest and uncertainties in determining the legality of interest rates and other borrowing charges under some state statutes may result in inadvertent violations. Some state laws make it illegal to charge or collect interest at a rate exceeding a certain percentage rate per annum, unless the lender belongs to a class of regulated lenders, such as banks, mortgage companies, or real estate brokers. REICI will attempt to ensure that all loans originated and acquired will comply with state usury restrictions, if any; however, usury laws in the states where REICI operates may limit its ability to charge negotiated or assumed interest rates, which may create unanticipated risks and compliance with usury laws may be inadvertently violated, thereby causing negative economic impacts to operations.

Risks Related to the Availability of Loan Opportunities.

Competition with third parties in making targeted commercial real estate loans acquiring and operating properties may reduce our profitability and the return on your investment.

We compete with many other entities engaged in making commercial real estate loans, many of which have greater resources than we do. Specifically, there are numerous traditional State or National financial institutions (e.g., banks) that operate in the markets in which we may operate and will compete with REICI. In addition to competition with traditional financial institutions, REICI will be part of the fast-growing FinTech (online lending) industry and will experience competition from other FinTech alternative lenders. FinTech alternative lenders offer lending efficiencies similar to REICI and such loans are attractive to borrowers who seek loan rates and terms that are competitive with traditional financial institutions. Unlike many FinTech lenders, the strict underwriting standards of REICI will limit loans made by REICI to the high quality and stabilized U.S. commercial real estate within a structure designed to be attractive to US Investors and Non-U.S. Investors. However, with numerous FinTech lending companies around the world, REICI may not be able to compete effectively with such an array of competitors, which disadvantage will attempt to be mitigated by initially focusing on and specializing in the specific sector of the U.S. commercial real estate market described.

Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. Competitors with substantially greater financial resources than us may generally be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of entities in which investments may be made or risks attendant to a geographic concentration of investments.

The available loan opportunities might not be sufficient to realize our investment goals.

We may not be successful in identifying suitable Borrowers with real estate properties or other assets that conform to our Lending Policies on satisfactory terms. Failures in identifying or consummating loans would impair the pursuit of our business plan. Bondholders ultimately may not like the location, lease terms or other relevant economic and financial data of the collateral of a REICI loan that we may make in the future. Moreover, our lending strategy could involve significant risks that could inhibit our growth and negatively impact our operating results, including the following: market decreases in loan interest rates to levels beyond our financial capability or to levels that would not result in the returns required by our lending criteria; diversion of management’s attention to expansion efforts; unanticipated costs and contingent or undisclosed liabilities associated with lending; failure of borrowers’ businesses; and difficulties entering markets in which we have no or limited experience.

Risks Related to Financing.

We might obtain lines of credit and other borrowings, which increases our risk of loss due to potential foreclosure.

We may obtain lines of credit and long-term financing that may be secured by our loan assets. As with any liability, there is a risk that we may be unable to repay our obligations from the cash flow of our assets. Therefore, when borrowing and securing such borrowing with our loan assets, we risk losing such loan assets in the event we are unable to repay such obligations or meet such demands.

Risks Related to Our Corporate Structure.

We do not set aside funds in a sinking fund to redeem the Bonds, so you must rely on our revenues from operations and other sources of funding for distributions and withdrawal requests. These sources may not be sufficient to meet these obligations.

We do not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to redeem the Bonds at the end of the applicable non-withdrawal period. Accordingly, you will have to rely on our cash from operations and other sources of liquidity, such as borrowed funds and proceeds from future offerings of securities, for payments upon withdrawal. Our ability to generate revenues from operations in the future is subject to general economic, financial, competitive, legislative, statutory and other factors that are beyond our control. Moreover, we cannot assure you that we will have access to additional sources of liquidity if our cash from operations are not sufficient to fund distributions to you. Our need for such additional sources may come at undesirable times, such as during poor market or credit conditions when the costs of funds are high and/or other terms are not as favorable as they would be during good market or credit conditions. The cost of financing will directly impact our results of operations, and financing on less than favorable terms may hinder our ability to make a profit. Your right to receive distributions on your Bonds is junior to the right of our general creditors to receive payments from us. If we do not have sufficient funds to meet our anticipated future operating expenditures and debt repayment obligations as they become due, then you could lose all or part of your investment. We currently do not have any revenues.

You will have limited control over changes in our policies and operations, which increase the uncertainty and risks you face as a Bondholder.

Your investment as a Bondholder carries with it no voting rights. Our Manager determines our major policies, including our policies regarding lending, growth and capitalization. Our Manager may amend or revise these and other policies without a vote of the Bondholders. Our Manager’s broad discretion in setting policies and our Bondholders’ inability to exert control over those policies increases the uncertainty and risks you face as a Bondholder. In addition, our Manager may change our investment lending objectives without seeking Bondholder approval. Although our board has fiduciary duties to our Bondholders and intends only to change our investment lending objectives when the board determines that a change is in the best interests of our Bondholders, a change in our investment lending objectives could cause a decline in the value of your investment in our REICI.

Investors will not receive the benefit of the regulations provided to real estate investment trusts or investment companies.

We are not a real estate investment company and enjoy a broader range of permissible activities. Under the Investment Company Act of 1940, an “Investment Company” is defined as an issuer which is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

We intend to operate in such manner as not to be classified as an “Investment Company” within the meaning of the Investment Company Act of 1940 as we intend on primarily originating loans or liens that are fully secured by real estate. The management and the investment practices and policies of ours are not supervised or regulated by any federal or state authority. As a result, investors will be exposed to certain risks that would not be present if we were subjected to a more restrictive regulatory situation.

If we are deemed to be an Investment Company, we may be required to institute burdensome compliance requirements and our activities may be restricted

If we are ever deemed to be an Investment Company under the Investment Company Act of 1940, we may be subject to certain restrictions including:

●	restrictions on the nature of our investments; and

●	restrictions on the issuance of securities.

In addition, we may have imposed upon us certain burdensome requirements, including:

●	registration as an Investment Company;

●	adoption of a specific form of corporate structure; and

●	reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

The exemption from the Investment Company Act of 1940 may restrict our operating flexibility. Failure to maintain this exemption may adversely affect our profitability.

We do not believe that at any time we will be deemed an “Investment Company” under the Investment Company Act of 1940, as we do not intend on trading or selling securities. Rather, we intend to originate loans or liens that are fully secured by real estate. However, if at any time we may be deemed an “Investment Company” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “Investment Company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”. To qualify for this exemption, we must ensure our asset composition meets certain criteria. Generally, 55% of our assets must consist of qualifying mortgages and other liens on and interests in real estate and the remaining 45% must consist of other qualifying real estate-type interests. Maintaining this exemption may adversely impact our ability to acquire or hold investments, to engage in future business activities that we believe could be profitable, or could require us to dispose of investments that we might prefer to retain. If we are required to register as an “investment company” under the 1940 Act, then the additional expenses and operational requirements associated with such registration may materially and adversely impact our financial condition and results of operations in future periods.

Best Reasonable Efforts Offering.

This Offering is being conducted on a “best reasonable efforts” basis by the Manager. No guarantee can be given that all or any of the securities will be sold, or that sufficient proceeds will be available to conduct successful operations. Receipt of a relatively small amount of Capital may reduce the ability of REICI to spread investment risks through diversification of its loan portfolio and limit the opportunities that REICI is able to attract.

Risks Related to Additional Investors.

REICI is open-ended, which means it does not have restrictions on the amount of Bonds REICI will issue. If demand is present, REICI may continue to issue Bonds, no matter how many Investors have subscribed. While this Offering is for up to a maximum amount of seventy-five million dollars (USD$75,000,000), this amount may be increased at any time in the sole discretion of the Manager. Additional bonds may be sold from time to time to new investors, or current investors. As additional bonds are issued, REICI intends to ensure that such funds can be deployed to generate positive cash flow sufficient to service its obligations and support operations; REICI cannot assure Investors that this will happen. In addition, subsequent bond sales may be at a coupon rate and Pay Rate higher or lower than the current offering, or on terms that are more or less favorable than considered herein.

Conflict of Interest Risks. See: the Section CONFLICTS OF INTEREST

Insurance Risks.

We may suffer losses that are not covered by insurance.

REICI intends to originate loans or liens that are fully secured by real estate. As the Lender, REICI may require that the subject real estate is protected against loss with insurance that will pay to repair the subject real estate in the event that loss or damage occurs or pay REICI in the event the subject real estate cannot be repaired.

The geographic areas in which we originate loans may be at risk for damage to property due to certain weather-related and environmental events, including such things as severe thunderstorms, hurricanes, flooding, tornadoes, snowstorm, sinkholes, and earthquakes. To the extent possible, the Manager may but is not required to make the offering of a mortgage loan contingent on the owner’s acquisition of insurance against fire or environmental hazards. However, such insurance may not be available in all areas, nor are all hazards insurable as some may be deemed acts of God or be subject to other policy exclusions.

All decisions relating to the type, quality and amount of insurance to be placed on property securing its notes will be made exclusively by the Manager. Certain types of losses could be of a catastrophic nature (due to such things as ice storms, tornadoes, wind damage, hurricanes, earthquakes, landslides, sinkholes, and floods), some of which may be uninsurable, not fully insured or not economically insurable. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full prevailing market value or prevailing replacement cost of the underlying property. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it unfeasible to use insurance proceeds to replace the underlying property once it has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to either restore the property or compensate REICI for the amount of the loan outstanding, leaving REICI with a financial loss.

Furthermore, an insurance company may deny coverage for certain claims, and/or determine that the value of the claim is less than the cost to restore the property, and a lawsuit could have to be initiated to force them to provide coverage, resulting in further losses in income to REICI. Additionally, properties may now contain or come to contain mold, which may not be covered by insurance and has been linked to health issues.

The Manager will attempt to obtain REICI’s own insurance policies on REICI loan properties but it is possible that some of the loan properties may be uninsured for a period of time or uninsurable. If damage occurred during a time when a property was uninsured, REICI may suffer a loss.

Federal Income Risks.

The Internal Revenue Service may challenge our characterization of material tax aspects of your investment in the Bonds.

An investment in Bonds of REICI involves material income tax risks.

You are urged to consult with your own tax advisor with respect to the federal, state, local and foreign tax considerations of an investment in our Bonds. We may or may not seek any rulings from the Internal Revenue Service regarding any of the tax issues discussed herein. Accordingly, we cannot assure you that the tax conclusions discussed in this offering, if contested, would be sustained by the IRS or any court. In addition, our legal counsel is unable to form an opinion as to the probable outcome of the contest of certain material tax aspects of the transactions described in this Offering, including whether we will be characterized as a “dealer” so that sales of our assets would give rise to ordinary income rather than capital gain and whether we are required to qualify as a tax shelter under the Internal Revenue Code. Our counsel also gives no opinion as to the tax considerations to you of tax issues that have an impact at the individual or Bondholder level.

We may be audited which could subject you to additional tax, interest and penalties.

Our federal income tax returns may be audited by the Internal Revenue Service. Any audit of REICI could result in an audit of your tax return. The results of any such audit may require adjustments of items unrelated to your investment, in addition to adjustments to various REICI items.

Legislative or regulatory action could adversely affect investors.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in our Bonds. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect your taxation as a Bondholder. Any such changes could have an adverse effect on an investment in our Bonds or on the market value or the resale potential of our properties. You are urged to consult with your own tax advisor with respect to the impact of recent legislation on your investment in Bonds and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our Bonds.

Risks Related to Secondary Trading

A Bondholder may trade or sell his Bonds provided that the Bondholder has been able to identify a buyer for his Bonds acceptable to REICI. See “REICI Bonds”. There can be no guarantee that any secondary market ever develops for Bonds.

Any Bondholder seeking to sell his Bonds on a private secondary market trading platform may encounter greater risk with regard to selling for the highest possible value due to the unregulated nature of secondary market trading platforms in comparison to regulated secondary market trading platforms. Buyers participating in unregulated secondary market trading platforms may discount the value of an investment offered in the unregulated secondary market trading platform because of the potential lack of sufficient information and the general lack of regulated information standards on that exchange.

3 Plan of Distribution

After the Qualification Date of this Offering this Offering shall remain open until fully subscribed. The Offering Period will commence upon this Offering Circular being declared qualified.

Our Bond Offering Price is arbitrary with no relation to value of REICI. If the maximum amount of Bonds are sold under this Offering, the purchasers under this Offering will own 100% of the Bonds outstanding. If less than the maximum amount of Bonds are sold under this Offering, the purchasers under this Offering will own 100% of the Bonds outstanding.

REICI does not currently own any loan assets. We believe we will need at least $100,000 to provide working capital and $25,000 for professional fees for the next 12 months.

REICI Bonds are self-underwritten and are being offered and sold by the Fund on a best-efforts basis. No compensation will be paid to any principal, the Manager, or any affiliated REICI or party with respect to the sale of REICI Bonds. We are relying on Rule 3a4-1 of the Securities Exchange Act of 1934, Associated Persons of an Issuer Deemed not to be Brokers. The applicable portions of the rule state that associated persons (including companies) of an issuer shall not be deemed brokers if they a) perform substantial duties at the end of this Offering for the issuer; b) are not broker dealers; and c) do not participate in selling securities more than once every 12 months, except for any of the following activities: i) preparing written communication, but no oral solicitation; or ii) responding to inquiries provided that the content is contained in the applicable registration statement; or iii) performing clerical work in effecting any transaction. Neither REICI, its Manager, nor any affiliates conduct any activities that fall outside of Rule 3a4-1 and are therefore not brokers nor are they dealers. All subscription funds which are accepted will be deposited directly into REICI’s account. This account is not held by an escrow agent. Subscription funds placed in REICI account may only be released if the Subscription is not accepted by the Manager. The initial minimum purchase is $500 at $100 per Bond and subsequent purchases can be made in increments of one (1) Bond at $100.00 per Bond, with no minimum. Subscription Agreements are irrevocable.

Solicitation and Subscription.

REICI, subject to Rule 255 of the Securities Act of 1933 and corresponding state regulations, is permitted to generally solicit investors by using advertising mediums, such as print, radio, TV, and the Internet. We will offer the securities as permitted by Rule 251 (d)(1)(iii) whereby offers may be made after this Offering has been qualified, but any written offers must be accompanied with or preceded by the most recent offering circular filed with the Commission for this Offering. REICI plans to solicit investors using the Internet through a variety of existing internet advertising mechanisms, such as search based advertising, search engine optimization, and REICI website. REICI website is in the process of being developed.

Please note that REICI will not communicate any information to prospective investors without providing access to this Offering Circular. The Offering Circular may be delivered through the website that is in the process of being developed, through email, or by hard paper copy.

However received or communicated, all of our communications will be Rule 255 compliant and not amount to a free writing prospectus. We will not orally solicit investors and no sales will be made prior to this offering statement being declared qualified and a final Offering is available.

Prior to the acceptance of any investment dollars or Subscription Agreements and based on the information received by the prospective investor, REICI will determine if the prospective investor is accredited or non-accredited. Investments will be processed on a first come, first served basis, up to the Offering Amount of $75,000,000.

Quarterly, the Manager will report to Bondholders and will supplement this Offering with material and/or fundamental changes to our operations. We will also provide updated financial statements to all Bondholders and prospective Bondholders.

In compliance with Rule 253(e) of Regulation A, the Manager shall revise the Offering Circular during the course of the Offering whenever information herein has become false or misleading in light of existing circumstances, material developments have occurred, or there has been a fundamental change in the information initially presented. Such updates will not only correct such misleading information but shall also provide update financial statements and shall be filed as an exhibit to this Offering Statement and be requalified under Rule 252.

Who May Invest

As a Tier II, Regulation A offering, investors must comply with the 10% limitation to investment in this Offering, as prescribed in Rule 251. The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase REICI Bonds (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring REICI Bonds, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of REICI Bonds is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in REICI Bonds; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, Net Worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the donor or grantor is the fiduciary and the fiduciary directly or indirectly provides funds for the purchase of REICI Bonds.

4 REICI Bonds

The following descriptions of our REICI Bonds, certain provisions of Delaware law and certain provisions of our certificate of formation and operating agreement are summaries and are qualified by reference to Delaware law, our certificate of formation and our operating agreement, copies of which are filed and available upon request.

General

We are a Delaware Limited Liability Company organized on July 21, 2020, under the Delaware Limited Liability Company Act, or Delaware LLC Act. REI Capital Management (REICM) is the sole managing member.

All REICI Bonds are non-voting. Holders of REICI Bonds have no conversion, exchange, sinking fund, or appraisal rights. Holders of REICI Bonds have no pre-emptive rights to subscribe for any securities of REICI or its Affiliates and no preferential rights to returns. All of REICI Bonds offered will be duly authorized and validly issued after acceptance of the investor’s subscription by the Manager and upon payment of the subscription consideration in full. Holders of such REICI Bonds will not be liable to REICI in any way with respect to such Bonds.

REICI Bonds

●	Each bond will have a one hundred dollar (USD$100) face value;

●	The Investor will receive one Digital Asset Security for each one hundred dollar (USD$100) bond purchased;

●	One hundred dollar (USD$100) is the initial price of the DSOs that will be issued;

●	Represent a full and unconditional obligation of the Company;

●	The Bonds have a Coupon Rate of seven percent (7%) per annum;

●	Investors will receive annual interest at a five and one half percent (5.5%) (the “Pay Rate”);

●	REICI will make quarterly Pay Rate Interest Payments;

●	Investors will accrete one and one half percent (1.5%) interest to the face value of the Bonds, which amount will earn interest beginning the period following accretion;

●	The Bonds are Interest Only, non-amortizing bonds;

●	Interest will be calculated based upon a three hundred sixty (360) day year or twelve (12) equal monthly periods;

●	The Bonds have a fifteen (15) year term;

●	The Total Annualized Yield of the Bonds, if held to maturity, is 8.12%);

●	The principal outstanding with all accrued interest of the Bonds may be prepaid in their entirety or in part at any time without penalty; and

●	Bond payments will be generated and obligations secured by the fully collateralized loan portfolio of the Company.

Bond Price

Our Manager set our initial offering price at USD$100 per Bond (the “Offering Price”), which will be the purchase price in this Offering. In future, the principal value of REICI Bonds, at any given point in time after issuance and during the term, can be derived from the Payment and Accretion Schedule attached as Exhibit E hereto.

Liquidity

REICI Bonds are Digital Asset Security and have the capacity to be traded on a secondary trading market specializing in Digital Asset Security. Such a secondary trade could be made on an exchange registered with the SEC under Regulation ATS, a privately-run bulletin board, or a peer-to-peer transaction, if any such market existed. No public market currently exists for the secondary trading of REICI Bonds.

Lockup Period

There is no “Lockup Period” or holding period limiting the resale of REICI Bonds to a buyer acceptable to REICI.

Provisions of REICI Bonds Authorizing Manager to Act

After acceptance of the subscription by the Manger and by purchasing REICI Bonds, you will be admitted as an Investor. Every Investor in REICI Bonds shall be a party to and bound by the provisions of the Operating Agreement. Pursuant to this Operating Agreement, each Investor and each subsequent person who acquires REICI Bonds from an Investor grants to the Manager a power of attorney to protect the interests of all Bondholders. The power of attorney grants our Manager the ability to execute and deliver such other documents as may be necessary or appropriate to carry out the purposes of REICI.

Bondholder Dispute Resolution

Our Operating Agreement requires that all parties to the Operating Agreement in any action, lawsuit or proceeding, whether in contract or in tort, relating to any dispute arising under or in connection with this agreement or any transaction described in the Operating Agreement or to any dispute between the parties, including claims arising from federal securities laws, (i) waive their right to trial by jury and (ii) submit to the exclusive jurisdiction of the Delaware Court of Chancery or other state or federal court in the State of Delaware. Bondholders will not be deemed to have waived REICI’s compliance with federal securities laws and the rules and regulations thereunder.

Authorized but Unissued Bonds

Our Operating Agreement authorizes us to issue additional bonds or other securities of REICI for the consideration and on the terms and conditions established by our Manager without the approval of Bondholders.

Personal Conduct Repurchase Right

Our Operating Agreement provides that we may elect to repurchase, at a price per Bond derived from the Payment and Accretion Schedule, attached as Exhibit E hereto, as of the end of the fiscal quarter prior to the quarter in which we elect to repurchase all of REICI Bonds held by an investor in the event that such investor fails to conform its personal conduct to common and accepted standards of good citizenship or conducts itself in a way that reflects poorly upon us, as determined by the Manager in its sole and absolute discretion. The purchase price will be payable to the investor in a single payment, with the payment becoming due fifteen (15) business days following the date on which we provide notice to the Investor of our decision to repurchase REICI Bonds.

5 Bonds Are Digital Asset Securities

The Bonds are securities regulated as an investment contract by the Securities and Exchange Commission (“SEC”). Each Bond is a Digital Asset Security maintained in the custody of the Transfer Agent and accessible to the Investor through the REICM Global Retail Investor Portal (GRIP). Each Bond is issued by the FUND only as a Digital Asset Security in the custody of the Transfer Agent. No Bond is issued in paper form.

Each Investor’s Bond is held in a keyless digital wallet created by Vertalo, the Transfer Agent. This keyless wallet is the Investor’s account. Each Investor has access to their account through the REICM Global Retail Investor Portal. When and if a secondary market develops for the Bonds, each Investor will be able to initiate secondary market trades by logging into their account through the REICM Global Retail Investor Portal. From there, the Investor is connected to their account at the Transfer Agent through which the Investor can order a secondary market trade. Should a secondary market develop, every secondary market trade will be facilitated through the Transfer Agent. The REICM Global Retail Investor Portal gives each Investor the ability to manage their account with the familiar experience of logging into the web portal with a registered email address and password.

6 Use of Proceeds

The Manager will analyze and review a number of target investment lending opportunities on an ongoing basis.

THERE IS NO GUARANTEE THAT REICI WILL INVEST IN ANY PARTICULAR PROPERTY OR OPPORTUNITY. FOR ANY NUMBER OF REASONS, REICI MAY OPT AGAINST PURSUING ANY PARTICULAR OPPORTUNITY.

	Maximum Proceeds	Percentage of Offering Proceeds
Gross offering proceeds	$75,000,000	100.0%
Offering expenses:
General offering expenses[1]	150,000	0.2%
Compliance Vendors[2]	112,500	0.2%
Selling commissions and fees[3]	1,875,000	2.5%
Sponsor fee[4]	1,125,000	1.5%

Total offering expenses	3,262,500	4.4%

Net offering proceeds[5]	$71,737,500	95.7%

Application of net proceeds:
Funds available for loan origination and refinancing[6]	$70,082,500	93.4%
Underwriting and closing costs[7]	152,000	0.2%
Operating reserves[8]	1,503,000	2.0%

Net offering proceeds	$71,737,500	95.7%

All Net Offering Proceeds are intended for the origination or refinancing of loans collateralized by commercial real estate properties in targeted U.S. markets identified and determined by the Manager. The amounts presented are estimates based on the best information available at the date of the Offering Circular and the experience of the Manager. The Manager will attempt in all cases to minimize costs and increase the amount available to invest, but there is no assurance that the expenses necessary to achieve REICI’s goals will not exceed the amounts estimated.

[1]	General Offering Expenses include legal, accounting, printing, advertising, and other expenses related to this Offering. REICI will bear its own organizational and syndication expenses. These expenses may be advanced by the Sponsor and reimbursed to the paying entity by REICI. The Sponsor has borne the expenses for this offering and may seek reimbursement.

[2]	The Sponsor has contracted with several compliance vendors that will earn a small fee for each investor into the fund. These vendors provide technology and services that enable the Sponsor to remain compliant with all applicable regulations. The current vendors under contract are; a)Vertalo, an SEC Registered Transfer Agent; b) Netki, an advanced KYC/AML technology provider, and; c) DocuSign

[3]	REICI currently has no agreements for any outside persons to sell the Bonds on its behalf. However, REICI may, but is not obligated to, utilize the services of a FINRA broker/dealer, an in-country broker/dealer or licensed financial advisor, or private persons acting as finders. Because the securities will be offered on a best efforts basis, there can be no assurances that all or any part of this Offering will be sold. It is possible that a fee may be incurred, if the services of third parties are enlisted. Such estimated fee could amount to five percent (5%), if not more, but the Sponsor will in all circumstances expend its efforts to minimize any and all fees.

[4]	The Sponsor will be paid a fee of three percent (3%) from the proceeds of this Offering, in exchange for its services related to its sponsorship and management of this Offering. The Sponsor’s fee will be based on Capital raised, excluding Capital raised through compensated third parties. It is assumed that the Sponsor will receive a fee on no less than fifty percent (50%) of all Capital raised.

[5]	Until required in connection the intended origination or refinancing of commercial real estate loans and building the Company’s loan portfolio, substantially all of the net offering proceeds may be invested in short-term, liquid investments including money market funds, U.S. or state government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts, or other authorized investments as determined by REICI.

[6]	The funds available for loan origination and refinancing constitute that portion of net offering proceeds anticipated to be available and dedicated to lending activities of REICI. As described, the Manager will invest these funds collateralized by commercial real estate in targeted U.S. markets.

[7]	Underwriting and closing costs are all the transaction costs associated with the lending activities contemplated by REICI. Such activities will be comprised of originating loans and refinancings collateralized by commercial real estate in targeted U.S. markets. Underwriting and closing costs include, but are not limited to, brokerage fees, borrower credit analysis and approval, property title verification, legal fees, and other necessary costs and adjustments.

[8]	Net offering proceeds allocated to operating reserves are intended to establish an appropriate level of cash and cash equivalents on-hand to meet the operational expenses of the Company. Such operating expenses include, but are not limited to, payroll, management costs, overhead, and other costs associated with operating REICI. The operating reserves are expected to be wholly funded by operations as soon as the loan portfolio can be amassed and debt service cash in-flows are generated.

REICI may not be able to promptly invest the proceeds of this offering in loan origination and refinancing opportunities. In the interim, the REICI may invest in short-term, highly liquid or other authorized investments. Such short-term investments will earn a lower return than the FUND expects to earn on real estate-related investments

7 Selected Financial Data

Exemptions under Jumpstart Our Business Startups Act

We elect to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) as an “Emerging Growth Company”. An Emerging Growth Company is one that had total annual gross revenues of less than $1,000,000,000 as determined under Section 107 of the JOBS Act. We would lose our emerging growth status if we were to exceed $1,000,000,000 in gross revenues. We are not sure this will ever take place.

Because we are an emerging growth company, we have the exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), we are now exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer. We are also not required to receive a separate resolution regarding either executive compensation or for any golden parachutes for our executives so long as we continue to operate as an Emerging Growth Company.

To date, the Company has recognized net operating losses throughout its start-up phase, which it contemplates will continue until successfully offering its Bonds to the public. See: “Exhibit A: REICI Audited Financial Statements”.

8 Management’s Discussion and Analysis of Financial Condition

General

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto and appearing elsewhere herein.

The investment opportunity offered hereby is speculative and involves a high degree of risk. There can be no assurances that an Investor will realize the 5.5% Bond Coupon payment. Assuming consistent payment of the 5.5% Bond Coupon payment, the principal value of REICI Bonds at any given point in time after issuance and during the term can be derived from the Payment and Accretion Schedule attached as Exhibit E hereto. The Manager, REI Capital Management LLC, will exclusively manage the Company.

REICI was formed under the name of “REI Capital Lending” in the State of Delaware in July of 2020 and subsequently the name was changed to “REI Capital Income” (REICI) in May 2021. We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause our plans to change. The Manager of REICI does not have any plans or arrangements to enter into a change of control, business combination or similar transaction or to change management.

As of the date of this offering circular, REICI has not yet commenced active operations. Offering Proceeds will be applied to originating and making non-consumer loans on commercial real estate in target markets throughout the United States using the two lending models most familiar to the commercial real estate market: Mortgage Debt Lending and Asset Based Lending.

All REICI loans require collateralization with a first lien, first mortgage, or first deed of trust on the specific commercial real estate property and/or commercial asset for which the loan is made. REICI will additionally make loans on established commercial real estate portfolios that are collateralized by the entire portfolio and assets of the Borrower, which loans will be required to have a first lien against all collateral provided.

We will experience a relative increase in liquidity as we receive additional proceeds from the sale of REICI Bonds and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our assets.

Further, we have not entered into any arrangements creating a reasonable probability that we loan against a specific property. The number of additional loans that originate will depend upon the number of REICI Bonds sold and the resulting amount of the net proceeds available for making additional loans. Until required for the making of loans, we will keep the net proceeds of this offering in short-term, low risk, highly liquid, interest-bearing investments.

We intend to make reserve allocations as necessary to aid our objective of preserving the Bond coupon payment capital for our investors. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing or liquidating one or more loan assets. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us.

Strategy for Operations Liquidity

REICI will make loans to high quality and stabilized commercial real estate, as a means to mitigate credit and loan loss risk. “High quality” and “stabilized” are characteristics of U.S. commercial real estate generally associated with commercial properties that are fully or near fully leased with sufficient existing cash flow. With these characteristics, this sector of the U.S. commercial real estate market can often be the more financially stable and less risky than other sectors which are not “high quality” and “stabilized”. At the same time, REICI plans to offer loans at completive market rates and with longer and more flexible terms then generally available from State or National financial institutions (e.g., banks). This lending strategy is designed to provide the liquidity necessary to meet REICI’s obligations.

In addition to payment of the Bond Coupon, our principal demands for cash will be for loan underwriting and transaction costs, the payment of our operating and administrative expenses. As we are dependent on capital raised in this offering to conduct our business, our investment activity over the next twelve (12) months will be dictated by the capital raised in this offering. If the capital raised in this offering is insufficient to make non-consumer loans on commercial real estate solely with cash, we will implement a strategy of utilizing a mix of cash and debt to make such loans.

At the discretion of the Manager, REICI may incur fees to eligible third parties for raising capital on its behalf. Any such fees shall be borne by REICI as part of REICI Expenses

 Going forward, we anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing Bond and debt service obligations. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on the performance of each of our properties and the economic and business environments of the various markets in which our properties are located. Our ability to liquidate our assets is partially dependent upon the state of real estate markets and the ability of mortgagors to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient then we may exercise the option to partially leverage the asset to increase liquidity. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, we may use funds out of a reserve account which we may set up for that purpose in the future. Moreover, our Manager may change this policy, in its sole discretion, at any time to facilitate meeting its cash flow obligations.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of loan assets and undistributed cash flow, subject to the limitations previously described. Note that, currently, we have not identified any additional source of financing, other than the proceeds of this offering, and there is no assurance that such sources of financing will be available on favorable terms or at all.

Critical Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to take advantage of this extended transition period, and thus, our financial statements may not be comparable to those of other reporting companies. Accordingly, until the date we are no longer an “emerging growth company” or affirmatively opt out of the exemption, we will disclose the effective date on which we are required to adopt the recently accounting standard that applies to our financial statements.

Current Results of Operations as of December 31, 2021

Having not commenced active operations, we have not made any loans, our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted loan markets, the commercial real estate industry and real estate generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation.

1.	For the years ended December 31, 2020 and December 31, 2021:

For the years ending December 31, 2020 and December 31, 2021, REI Capital Income, LLC (“REICI”) has had no operations and therefore has generated no revenues or cash from operations.

2.	Expenses

REICI has been in a start-up phase since its inception on July 21, 2020, preparing for the offering of its debt securities to the public for purposes of initiating securitized commercial real estate loans. However, as the sponsor of this Offering has intended for REICI to always be created and offer its debt securities to the market, REICI has accounted for, been allocated, and incurred start-up expenses “as-if” it was formed on July 21, 2020. In the year ended 2021, REICI recognized Total Expenses of $174,235. In the year ended 2020, REICI recognized Total Expenses of $113,400.

3.	Assets

As of December 31, 2021 and December 31, 2020, REICI had assets consisting of a minimal cash balance, as its expenses are advanced by the Sponsor.

4.	Liabilities

As of the year ended 2021, REICI had Total Liabilities of $303,041 of which $285,492 is due to the Sponsor and $17,549 consists of accounts payable. As of the year ended 2020, REICI had Total Liabilities of $128,806 of which $123,638 is due to the Sponsor and $5,168 consists of accounts payable.

5.	Liquidity and Capital Resources

REICI’s liquidity and capital resources are all advanced by the Sponsor. REICI’s goal is to raise $75,000,000 in this Offering and, will begin operations immediate upon receipt of sufficient funds. Additionally, REICI plans future offerings as the market conditions allow and will increase operations proportionately and to the benefit of all investors in its debt securities by providing greater diversity of its credit risk. If necessary, the Sponsor may continue to supplement REICI liquidity to meet its current obligations, until this Offering is closed. Upon the qualification of the Form 1-A, REICI plans to pursue its investment strategy of making loans collateralized by commercial real estate in target markets throughout the United States. However, there is no guarantee that REICI will make any such loans. Making such loans will depend highly on the funds raise and the availability of loan opportunities that meet REICI’s Lending Policies and criteria. There can be no assurance that additional capital will be available to REICI. If so, REICI’s investment objective of making loans collateralized by commercial real estate in U.S. target markets will be adversely affected and REICI may not be able to pursue a loan opportunity if it is unable to finance such loan. REICI currently has no loan agreements, arrangements, or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.  Since REICI has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company.

6.	Off-Balance Sheet Arrangements

REICI does not currently have nor does it intend to enter into any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, results of operations, liquidity, capital expenditures, or capital resources.

7.	Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

None.

8.	Employees

Currently, Alan Blair is the principal of our Manager and has devoted working hours to our REICI without a salary. For more information on our personnel, please see: “BOARD OF MANAGERS AND EXECUTIVE OFFICERS”. Our Manager will coordinate all of our business operations. We plan to use consultants, attorneys, accountants, and other personnel, as necessary and do not plan to engage any additional full-time employees in the immediate future. We believe the initial use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations and this allows more revenue to be available for investment at the initial stage. Any expenses related to this Offering will be charged to REICI. For example, any costs associated with raising capital such as escrow and technology fees will be borne by REICI. Costs associated with overall management of REICI and the management and acquisition of the properties shall also be borne by REICI. Our Manager is spending the time allocated to our business in handling the general business affairs of our REICI such as accounting issues, including review of materials presented to our auditors, working with our counsel in preparation of filing our Form 1-A, developing our business plan and researching investment opportunities and possible acquisitions. The principals of the Manager expect to devote additional working hours to the business of REICI.

9 Lending Policies of REICI

Adherence to Underwriting standards is essential to establishing confidence with bond investors.

REICI will maintain an average Loan to Value Ratio (LTV) of 65% to 70%, where the “value” is the acquisition price. An LTV ratio is calculated by dividing the amount borrowed by the lesser of the appraised value or purchase price of the property, expressed as a percentage. The balance of the capital required for acquisitions will be from Investors. For commercial real estate the financial institutional standard is 75% or less.

REICI will maintain an average Debt Service Coverage ratio (DSCR) of 1.25x. The DSCR is a measurement of the cash flow available to pay current debt obligations. The ratio states net operating income as a multiple of debt obligations due within one year, including interest and principal. For commercial real estate the financial institutional minimum standard is between 1.15x and 1.5x

REICI will obtain an appraisal, generally and except in rare circumstances, at Borrower expense from a reputable certified licensed appraisal firm prior to lending on any property(s) for acquisition or refinance.

10 Description of Business

REICI will primarily originate and make non-consumer loans on commercial real estate in target markets throughout the United States. REICI is able to make loans using the two lending models most familiar to the commercial real estate market: Mortgage Debt Lending and Asset Based Lending.

REICI will make loans for the acquisition or refinance of specific commercial real estate properties and collateralize those loans with a first lien, first mortgage, or first deed of trust on the commercial property which is the subject of the loan. REICI will additionally make loans on established commercial real estate portfolios collateralized with a first lien against by the entire portfolio and assets of the Borrower.

Loan payments made by Borrowers to REICI will provide cash flow to service the unconditional obligation of the Company to pay Bondholders, as well as expenses of REICI.

11 Conflicts of Interest

The Manager, its Affiliates, and its principals are subject to various conflicts of interest in managing REICI. REICI will pay the Manager and/or Affiliates fees, some of which are not determined by arm’s length negotiations. REICI will pay quarterly an annual asset administration fee to the Manager of one percent (1.0%) of the gross total value of all REICI loan assets, as determined on the last day of each quarter. Given that the asset management fee is calculated based on the gross total value of all REICI assets, a potential incentive exists for the Manager to inflate the gross total value of all REICI assets, in order to increase its Asset Management Fee.

The Manager and/or Affiliates may charge reasonable, market-based loan brokerage, extension, processing, underwriting, and inspection fees in connection with services provided in connection with the business of REICI (see: “Compensation of Our Manager”). The Affiliate REI Advisors LLC may receive compensation in the form of commissions paid through the closing of the debt obligation of an REICI Asset. All fees and compensation paid to Affiliates shall be market-based and commercially reasonable at all times. In these regards, the interests of the Manager and its Affiliates are in conflict with the interests of Bondholders.

The Manager shall devote only such time to REICI’s affairs as may be reasonably necessary to conduct its business. The Manager, and/or its Affiliates and principals, may be a manager of other companies (some of which may directly compete with the business of REICI) and have other business interests of significance.

The Manager also supervises and controls the business affairs of Real Estate Capital Growth (REICG) which is not an affiliate of REICI but which does have principals in common with REICI. The business of REICG is to acquire and manage commercial real estate properties. The Manager locates investment opportunities for REICG, raises capital for REICG, administers the financial affairs of REICG, and renders certain other services. The Manager may determine that a REICG acquisition will be efficiently financed by a loan made by REICI and, as Manager of REICI and Manager of REICG, cause the loan to be made by REICI to REICG. As the principal party for both REICI, as Lender, and REICG, as Borrower, the Manager’s representation of both entities simultaneously is a conflict of interest.

The Manager and REICI are not represented by separate counsel. The attorneys and other experts who have prepared the documents for this Offering also perform other services for the Manager. This representation will continue.

Fees Paid to locate Investors

In connection with this Offering, the Manager currently has no agreements for any outside persons to sell the Bonds on behalf of REICI. However, REICI may, but is not obligated to, utilize the services of one or more licensed Broker/Dealer and/or Registered Investment Advisors (“RIA”) or private persons acting as finders to locate interested Investors.

Because the securities will be offered on a best efforts basis, there can be no assurances that all or any part of this Offering will be sold. It is possible that a fee may be incurred, if the services of third parties are enlisted. Such estimated fee could amount to five percent (5%), if not more, but the Sponsor will in all circumstances expend its efforts to minimize any and all such fees.

Diverse Ownership

The Investors may include taxable and tax-exempt persons and entities and may include persons or entities organized in various Non-U.S. jurisdictions. As a result, conflicts of interest may arise in connection with decisions made by the Manager that may be more beneficial for one Bondholder than for another Bondholder. In addition, the Manager may make investments for REICI that may have a negative impact on other investments made by certain Investors in separate transactions. In selecting investments appropriate for REICI, the Manager will consider the investment objectives of REICI as a whole, not the investment, tax, or other objectives of any individual Bondholder, including itself.

12 U.S. Federal Income Tax Considerations for Investors

US Investors

As a Bondholder filing a US tax return, the Company will provide annual 1099-INT statements for interest earned during the period. It is expected that the Bondholder should report capital gains or losses when the Bondholder sells any Bonds to another investor. However, the Investor should consult with their own tax advisor to learn how the IRS characterization of any of these activities may impact the Investor’s individual tax return.

Non-US Investors

In the IRS Code, a Non-US Investor is deemed a “Foreign Person” meaning any person other than a “U.S. Person”, as defined in Title 17 C.F.R. §230.902(k). The term “Foreign Person”, also termed Nonresident Alien, is also defined by the IRS in various ways. The U.S. Federal Income Tax Risks described in this Section pertain to the federal tax risks to nonresident alien individuals, Title 26 U.S. Code §871.

The IRS has issued regulations indicating how a non-US Investor should establish their foreign status for certain purposes. Prospective investors are strongly encouraged to consult with their tax advisors concerning the requirements imposed by the regulations of their jurisdiction and the effect on investing in REICI Bonds.

Any capital gain realized on the sale or other taxable disposition of an Bond (including a redemption) by a non-US Investor will be exempt from U.S. federal income and withholding tax, provided that:

●	The gain is not effectively connected with the conduct of a trade or business in the U.S. by the Foreign Person, and

●	In the case of an individual Foreign Person, the foreign person is not present in the U.S. for one hundred eighty-three (183) days or more in the taxable year and certain other requirements are met.

The Portfolio Debt Exemption: Non-US Investors

IRC Title 26 U.S. Code §871(h) Portfolio Debt Exemption is a U.S. tax exemption from the thirty percent (30%) U.S. withholding tax for interest generated by debt held by qualifying securities holders.

To qualify for the Portfolio Debt Exemption from the thirty percent (30%) U.S. withholding tax, the loan (i.e. the Bond) must be from non-U.S. Investors and the following additional requirements must be met:

●	The debt must be in “registered form.” Meaning the contractual rights of the beneficial owner to the principal and stated interest can only be transferred to another person through a book-entry system - - a system that allows for knowledge and identification of the holder of the debt by the issuer;

●	The U.S. borrower must receive a statement that the lender (i.e., Bondholder) is a Non-U.S. person as documented in a completed IRS Form W-8BEN;

●	The loan cannot be from a bank, lending in the ordinary course of business;

●	The foreign lender cannot own ten percent (10%) or more of the voting stock of the borrowing Entity; and

●	The stated interest payments must be certain and not contingent. Interest payments are contingent if the interest obligation can only be determined by: (i) the variable receipts, sales, or other cash flow of the borrowing entity; (ii) the variable income or profits of the borrowing entity; (iii) changes in value of any property owned directly or indirectly by the borrowing entity; and (iv) the variable partnership or LLC distributions received by the borrowing entity.

These requirements are satisfied with the Digital Asset Security blockchain technology employed and the processes of Vertalo, the digital Transfer Agent contracted by REICI.

REICI has not obtained a tax attorney’s opinion letter, to assure our Investors that our bond payments will qualify for the Portfolio Debt Exemption.

FIRRMA: Non-US Investors

Under the Foreign Investment Risk Review Modernization Act of 2018 (FIRRMA), The Committee on Foreign Investment in the U.S. proposed rules governing the foreign acquisition and ownership of real estate. Under FIRRMA, if the interest, gain or income on REICI Bonds held by a Foreign Person is effectively connected with the conduct of a trade or business in the United States by the Foreign Person, the Investor generally will be subject to U.S. federal income tax on the interest, gain or income at regular U.S. federal income tax rates. In addition, if the Foreign Person is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its “effectively connected earnings and profits” within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for an exemption or a lower rate under an applicable tax treaty.

However REICI Bonds are non-voting, which has the consequence that Bondholders have no voice in the management of REICI and are not active in the conduct of REICI, 26 CFR § 1.355-3. All shareholders are passive investors in REICI and, based solely on a Bondholder’s connection to REICI, a Bondholder does not actively conduct the trade or business of REICI. Ownership of REICI Bonds by a “Foreign Person” who is also a “Nonresident Alien” should not subject the Bondholder to U.S. federal income and withholding tax. However, it is strongly advised that the Investor consult with and consider obtaining the opinion of their tax or legal advisor(s).

Foreign Persons holding interests in REICI Bonds should consult their tax advisors regarding the procedures whereby they may establish an exemption from or reduction in withholding applicable to countries without a U.S. tax treaty, otherwise, any applicable taxes will simply be the cost of doing business in the U.S.

FIRPTA: Non-US Investors

The Foreign Investment in Real Property Tax Act (“FIRPTA”) was enacted to tax the gains on non-US residents’ income from the sale of US real property interests (“USRPI”). USRPI include real property located in the U.S. and stock of regular domestic “C” corporations and certain REITs that hold USRPIs as the majority of their global real estate and other trade or business assets

In 2015, Congress passed the PATH Act that made significant reforms to FIRPTA including significant benefits for non-US investors in US real estate. Of particular note, the PATH Act exempts certain foreign pension funds from taxation under FIRPTA on gains from investment in US real estate. The PATH Act also significantly modifies the rules applicable to Real Estate Investment Trusts (“REIT”) and Regulated Investment Companies (“RIC”) defining each to be a Qualified Investment Entity (“QIE”).

The PATH Act introduces six significant modifications to the existing FIRPTA rules: Here we will mention all six and focus on the rules that apply to RICs, in that REICI is such a company.

1.	The PATH Act provides a new exemption from FIRPTA for “qualified foreign pension funds”.

2.	Increase in Exempt Publicly Traded REIT [and RIC] Ownership: Gain from the disposition of stock of a publicly traded REIT, as well as capital gain distributions made by a publicly traded REIT (or RIC), will be exempt from taxation under FIRPTA, in the case of a shareholder that owns ten percent (10%) or less of the class of publicly traded stock.

3.	Exemption for Qualified Bondholders; complex and does not apply here.

4.	Domestically Controlled REITs and RICs: Gain from the sale of stock of a QIE is not subject to tax under FIRPTA, if the QIE’s stock is domestically controlled (i.e., less than fifty percent (50%) of the stock was held directly or indirectly by non-US persons) for a specified period.

5.	Elimination of the Cleansing Rule for RICs and REITS; complex and does not apply here.

6.	Increased the Tax Rate of FIRPTA Withholding: Applies to dispositions (the sale of real property interests) and distributions to the Investor. The consideration received in a disposition of an interest in a partnership, trust or estate, is treated as an amount received from the sale or exchange in the U.S. of such real property.

The PATH Act added new special ownership rules to IRC §897(h)(4), effective December 18, 2015, for applying the domestically controlled definition to a QIE, when stock in the QIE is either publicly traded (expanded to include Publicly Offered), or owned by another QIE. Includes the following:

●	QIE stock held by domestically controlled QIEs that are publicly traded or RICs that issue redeemable securities.

●	Any stock in a QIE that is held by a domestically controlled QIE is treated as held by a U.S. person for: (i) any class of stock, which is regularly traded on an established securities market, or (ii) which is a RIC that issues redeemable securities.

ERISA Considerations

The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of the Code that may be relevant to a prospective investor, including plans and arrangements subject to the fiduciary rules of ERISA and plans or entities that hold assets of such plans (“ERISA Plans”); plans and accounts that are not subject to ERISA but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh plans, and medical savings accounts (together with ERISA Plans, “Benefit Plans” or “Benefit Plan Investors”); and governmental plans, church plans, and foreign plans that are exempt from ERISA and the prohibited transaction provisions of the Code but that may be subject to state law or other requirements, which we refer to as Other Plans. This discussion does not address all the aspects of ERISA, the Code or other laws that may be applicable to a Benefit Plan or Other Plan, in light of their particular circumstances.

In considering whether to invest a portion of the assets of a Benefit Plan or Other Plan, fiduciaries should consider, among other things, whether the investment:

will be consistent with applicable fiduciary obligations;

●	will be in accordance with the documents and instruments covering the investments by such plan, including its investment policy;

●	in the case of an ERISA plan, will satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other provisions of the Code and ERISA;

●	will impair the liquidity of the Benefit Plan or Other Plan;

●	will result in unrelated business taxable income to the plan; and

●	will provide sufficient liquidity, as there may be only a limited or no market to sell or otherwise dispose of REICI Bonds.

ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the Benefit Plan and persons who have specified relationships to the Benefit Plan, who are “parties in interest” within the meaning of ERISA and, “disqualified persons” within the meaning of the Code. Thus, a designated plan fiduciary of a Benefit Plan considering an investment in our bonds should also consider whether the acquisition or the continued holding of our bonds might constitute or give rise to a prohibited transaction. Fiduciaries of Other Plans should satisfy themselves that the investment is in accord with applicable law.

Section 3(42) of ERISA and regulations issued by the Department of Labor, or DOL, provide guidance on the definition of plan assets under ERISA. These regulations also apply under the Code for purposes of the prohibited transaction rules. Under the regulations, if a plan acquires an equity interest in an entity which is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless an exception from the plan asset regulations applies

If the underlying assets of our company were treated by the Department of Labor as “plan assets,” the management of our company would be treated as fiduciaries with respect to Benefit Plan Bondholders and the prohibited transaction restrictions of ERISA and the Code could apply to transactions involving our assets and transactions with “parties in interest” (as defined in ERISA) or “disqualified persons” (as defined in Section 4975 of the Code) with respect to Benefit Plan Bondholders. If the underlying assets of our company were treated as “plan assets,” an investment in our company also might constitute an improper delegation of fiduciary responsibility to our company under ERISA and expose the ERISA Plan fiduciary to co-fiduciary liability under ERISA and might result in an impermissible commingling of plan assets with other property.

If a prohibited transaction were to occur, an excise tax equal to 15% of the amount involved would be imposed under the Code, with an additional 100% excise tax if the prohibited transaction is not “corrected.” Such taxes will be imposed on any disqualified person who participates in the prohibited transaction. In addition, our Manager, and possibly other fiduciaries of Benefit Plan Bondholders subject to ERISA who permitted such prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, could be required to restore to the plan any losses suffered by the ERISA Plan or any profits realized by these fiduciaries as a result of the transaction or beach. With respect to an IRA or similar account that invests in our company, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status. In that event, the IRA or other account owner generally would be taxed on the fair market value of all the assets in the account as of the first day of the owner’s taxable year in which the prohibited transaction occurred.

13 Legal Proceedings

There are currently no legal proceedings involving REICI, its affiliates, or the Manager.

14 Security Ownership of Certain Beneficial Owners and Management

The Sponsor and Manager, REI Capital Management LLC, currently owns 100% of REI Capital Income LLC.

15 Board of Managers and Executive Officers

The following table sets forth information on our board of managers and executive officers of our Manager, REI Capital Management (REICM). We are managed by our Manager, which is majority owned and controlled by our Sponsor. Consequently, we do not have our own separate board of managers or executive officers.

Name	Age	Position with our Company	Manager/Officer Since
Alan Blair		Chairman and Chief Executive Officer	July, 2020

Gregg Saunders		Interim Acting Chief Financial Officer	July, 2020

Matthew Blair		Strategic Advisor	July, 2020

Executive Officers and Managers

REICM is led by a team of executives that have diverse experience in all aspects of real estate investing, accounting and lending.

Chairman and Chief Executive Officer – Alan Blair

Mr. Blair is the originator of the business model of REICI and one of the two founding partners of REICM. With over forty (40) years of entrepreneurial business experience in commercial real estate, finance, property management, and real estate syndications, his real estate experience includes multifamily properties with as many as two hundred forty (240) units, Absolute NNN Retail, and Condo-Hotel-Commercial Retail Centers. Mr. Blair has completed over fifty (50) distinct commercial transactions throughout the course of his career, including multiple 1031 Like-Kind-Exchange transactions. In addition to his role as a Managing Member of REICI, Mr. Blair is the Managing Member, Founding Member, and the Broker of Record for REI Advisors, a Commercial Real Estate Brokerage firm. REI Advisors assists individual and institutional real estate investors locate, analyze, acquire and manage quality cash flowing commercial real estate properties throughout the U.S. A former Marine Corps Captain and Helicopter Pilot, he holds a Bachelor of Science in Business and Marketing from Manhattan College. Mr. Blair is the primary research analyst, when evaluating properties for acquisition.

Interim Acting Chief Financial Officer – Gregg Saunders

Mr. Saunders has over thirty (30) years of leadership experience in Finance that includes roles as CFO, Partner, and Director. In addition, Mr. Saunders has over fifteen (15) years of Big 4 Accounting experience and success with KPMG LLP. Mr. Saunders’ career spans a broad range of achievements including full-scale turnarounds, start-up growth, and key XBRL initiatives; Mr. Saunders has been recognized as a Leading Expert of the U.S. GAAP Taxonomy. He is an accomplished senior finance executive with a broad financial-operational-business background applicable to multiple industries and an extensive background in creating big-picture strategies, assembling and leading highly skilled teams, ensuring full regulatory compliance, and driving change/improvement within established organizations. Mr. Saunders provides expertise in financial and business principles, procedures, and best practices with an extensive accounting and operations knowledge, including systems, journals, internal controls, policies/procedures, and strategies for effective implementation.

Strategic Advisor and Founding Partner – Matthew Blair

Mr. Blair is one of the two founding members of REICM and will participate as a Strategic Advisor thereto, participating in all aspects of REICI management on a part-time or as-needed basis. Mr. Blair has extensive experience working with performing and distressed real estate loan portfolios, through his work valuing loan portfolios for sale in the secondary market and through the founding of the Special Opportunities Group at Cushman and Wakefield. Mr. Blair is currently a Senior Managing Director of the Special Opportunities Group at Cushman and Wakefield, which focuses on advisory work for the banking industry. Mr. Blair manages all project execution for the Special Opportunities Group, having led teams of over one hundred twenty (120) commercial credit professionals on a variety of loan portfolio valuation, compliance and regulatory remediation assignments. Mr. Blair and his teams have reviewed thousands of loans supporting billions of dollars in capital lent by the largest financial institutions in the world. In addition, Mr. Blair was the project lead for KBW’s FDIC bank foreclosure team. Mr. Blair managed the data aggregation, cash flow modeling, and portfolio valuation of failed institutions, which included performing and nonperforming loans of every asset class. Mr. Blair holds a Bachelor of Science from Lehigh University and a MBA from Wharton Business School.

16 Executive Compensation

Each of the Executive Officers of the Manager will also serve as officers of REICI. The Executive Officers’ base compensation and cash bonuses, if any, will be the responsibility of and paid directly by the Manager. Through its executive officers and employees, the Manager will be responsible for the day-to-day operations, property acquisition and disposition decisions, asset management, and monitoring of REICI performance, which costs REICI will indirectly bear through fees paid to the Manager. REICI reserves the right to hire directors, executive officers, and employees directly. REICI anticipates establishing a share-based compensation plan intended to award incentive compensation to directors, executive officers, and employees of REICI, as well as to contractors and providers of goods and services including REICM and its directors, Executive Officers, and employees.

17 Compensation of Our Manager

REICI Administration

REICI will be administered by REICM. REICM will be paid a company administration fee payable quarterly in arrears equal to an annual rate of one quarter percent (1.00%). Until the end of the first complete fiscal quarter, the annual rate will be applied on a quarterly basis to the Capital received from this Offering of the Bonds, pro-rated for the portion of the Company’s fiscal quarter by multiplying the REICI administration fee by a fraction, the numerator of which shall be the number of days in such fiscal quarter the Capital has been administered and the denominator of which shall be the total number of days in such fiscal quarter. After the end of the first complete fiscal quarter, the annual rate will be applied on a quarterly basis against the aggregate Loan Assets as of the last day of the fiscal quarter and pro-rated for the portion of the Company’s fiscal quarter by multiplying the REICI administration fee by a fraction, the numerator of which shall be the number of days in such fiscal quarter that a Loan Asset has been administered and the denominator of which shall be the total number of days in such fiscal quarter.

18 Independent Auditors

The financial statements of our company, which comprise the balance sheets for the years ending December 2020 and December 2021 and the related statements of operations, changes in members’ deficit and cash flows included in this offering circular and the related notes to those financial statements, have been audited by Keiter, an independent certified public accounting firm, as stated in their report appearing herein See: “Exhibit A: REICI Audited Financial Statements”.

19 Limitations on Liability

Our Manager and executive officers, if any are appointed by our Manager, will owe fiduciary duties to our company and our members in the manner prescribed in the Delaware Limited Liability Company Act and applicable case law. Neither our Manager nor any executive officer will owe fiduciary duties to our Bondholders. Our Manager is required to act in good faith and in a manner that it determines to be in our best interests. However, nothing in our operating agreement precludes our Manager or executive officers or any affiliate of our Manager or any of their respective officers, directors, employees, members or trustees from acting, as a director, officer or employee of any corporation, a trustee of any trust, an executor or administrator of any estate, a member of any company or an administrative official of any other business entity, or from receiving any compensation or participating in any profits in connection with any of the foregoing, and neither our company nor any member shall have any right to participate in any manner in any profits or income earned or derived by our Manager or any affiliate thereof or any of their respective officers, directors, employees, members or trustees, from or in connection with the conduct of any such other business venture or activity. Our Manager, its executive officers, any affiliate of any of them, or any shareholder, officer, director, employee, partner, member or any person or entity owning an interest therein, may engage in or possess an interest in any other business or venture of any nature or description, provided that such activities do not compete with the business of our company or otherwise breach their agreements with our company; and no member or other person or entity shall have any interest in such other business or venture by reason of its interest in our company.

20 Additional Information and Undertakings

The Manager undertakes to make available to each Investor every opportunity to obtain any additional information from REICI or the Manager necessary to verify the accuracy of the information contained in this Offering Circular, to the extent that it possesses such information or can acquire it without unreasonable effort or expense. This additional information includes, without limitation, all the organizational documents of REICI and all other documents or instruments relating to the operation and business of REICI that is material to this Offering and the transactions contemplated and described in this Offering Circular.

21 Exhibits

Exhibit 99.4	Exhibit A:	REICI Audited Financial Statements for Years ended December 31, 2020 and 2021

Exhibit 2	Exhibit B:	Limited Liability Company Operating Agreement of REICI

Exhibit 4	Exhibit C:	Subscription Agreement

Exhibit 3	Exhibit D:	Format of the Bond

Exhibit 99.3	Exhibit E:	Payment and Accretion Schedule

Exhibit 99.2	Exhibit F:	IRS Form W-8BEN (for use by individuals)

Exhibit 11	Exhibit G:	Consent of Independent Auditors

Exhibit 99.1	Exhibit H:	Agreement with Transfer Agent Vertalo SECZ

Form 1A

Regulation Offering Statement

REI Capital Income LLC

Sponsored by
REI Capital Management, LLC

As filed with the Securities and Exchange Commission on February 2, 2023

Signatures

Pursuant to the requirements of Regulation A, REI Capital Income LLC, the issuer, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly cause this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on February 2, 2023.

By:	/s/ Alan R. Blair
Alan R. Blair, in his capacity as:
Principal Executive Officer

By:	/s/ Gregg H. Saunders
Gregg H. Saunders, in his capacity as:
Principal Accounting Officer

Representing a majority of the Members of REI Capital Income LLC

By:	/s/ Alan R. Blair
Alan R. Blair, in his capacity as: Member,

By:	/s/ Gregg H. Saunders
Gregg H. Saunders, in his capacity as: Member,